Exhibit 99

C-COR.NET CORP.

2004 EMPLOYEE LIMITED STOCK OPTION PLAN

ADOPTED ON MAY 28, 2004

i

B.	Change of Control	7
C.	Rights as Shareholder	8
D.	Limitations on Issuance or Transfer of Shares	8
E.	Other Plans	8
F.	No Right to Employment	8
G.	Withholding of Taxes	8
H.	Listing and Other Conditions	9
I.	Governing Law	9
J.	Construction	9
K.	Liability	9
L.	Other Benefits	9
M.	Costs	10
N.	Severability	10
O.	Successors	10
P.	Headings	10
SECTION 11.	TERM OF PLAN	10
A.	Effective Date	10
B.	Termination	10
SECTION 12.	DEFINITIONS	10
A.	“Board” or “Board of Directors”	10
B.	“Change in Control”	10
C.	“Code”	10
D.	“Committee”	11
E.	“Common Stock” or “Stock”	11
F.	“Company”	11
G.	“Consultant”	11
H.	“Director”	11
I.	“Disability”	11
J.	“Employee”	11
K.	“Exercise Price”	11
L.	“Fair Market Value”	11
M.	“ISO” or “Incentive Stock Option”	11
N.	“Nonstatutory Option” or “Nonqualified Stock Option”	11
O.	“Option” or “Stock Option”	11
P.	“Optionee”	11
Q.	“Outside Director”	11
R.	“Plan”	12
S.	“Primary Committee”	12
T.	“Purchase Price”	12
U.	“Purchaser” or “Participant”	12
V.	“Retirement”	12
W.	“Secondary Committee”	12
X.	“Service”	12
Y.	“Share”	12
Z.	“Stock Option Agreement”	12
AA.	“Stock Purchase Agreement”	12
BB.	“Subsidiary”	12
CC.	“1934 Act”	12

ii

SECTION 1. PURPOSE.

The purpose of the 2004 Employee Limited Stock Option Plan (the “Plan”) is to enable C-COR.net Corp. (the “Company”) to offer certain key employees of the Company who became such employees upon the closing of the acquisition of Lantern Communications, Inc., stock options in the Company thereby attracting, retaining and rewarding such persons, and strengthening the mutuality of interests between such persons and the Company’s shareholders.

Capitalized terms are defined in Section 12.

SECTION 2. ADMINISTRATION.

A. Administration.

i. The Plan shall be administered and interpreted by the Board.

ii. References herein to the “Board” shall, as the context requires, be deemed to refer to the Primary Committee or Secondary Committee, as applicable, to the extent such committee is delegated all or part of the Board’s authority under this Plan.

iii. Each of the Board and, to the extent its authority is so delegated, the Primary Committee or Secondary Committee, shall have full power and authority within the scope of its administrative jurisdiction to establish such rules as it may deem appropriate for proper administration of the Plan, to make all factual determinations, to construe and interpret the provisions of the Plan and the awards thereunder and to resolve any and all ambiguities thereunder.

iv. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

v. Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee (whether or not an actual Board member) shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Options or stock issuances under the Plan.

B. Awards. The Board shall have full authority to grant Stock Options pursuant to the terms of this Plan, to persons eligible under Section 3. In particular, the Board shall have the authority:

i. to select the persons eligible under Section 3 to whom Stock Options may from time to time be granted hereunder;

ii. to determine whether and to what extent Incentive Stock Options are to be granted hereunder to one or more persons eligible under Section 3;

iii. to determine whether Stock Options are to be Incentive Stock Options or Non-Qualified Stock Options;

iv. to determine the number of shares of Common Stock to be covered by each award granted hereunder; and

v. to determine the terms and conditions, not inconsistent with the terms of this Plan, of any award granted hereunder (including, but not limited to, the term, the option or purchase price, any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any award and the shares of Common Stock relating thereto, based on such factors as the Board shall determine, in its sole discretion).

C. Guidelines. Subject to Section 8(B) hereof, the Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of this Plan and any award granted under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of this Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any award granted in the manner and to the extent it shall deem necessary to carry this Plan into effect. Notwithstanding the foregoing, no action of the Board under this Section 2.C shall impair the rights of any Participant without the Participant’s consent.

D. Decisions Final. Any decision, interpretation or other action made or taken in good faith by the Board arising out of or in connection with the Plan shall be final, binding and conclusive on the Company, all Participants and their respective heirs, executors, administrators, successors and assigns.

SECTION 3. ELIGIBILITY.

A. Employees. Employees of the Company who were previously employees of Lantern Communications, Inc. and its subsidiaries are eligible to be granted awards under this Plan.

SECTION 4. STOCK SUBJECT TO PLAN.

A. Shares. The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be 120,000 shares (subject to any increase or decrease pursuant to Section 4.B.). The shares of Common Stock issued under this Plan may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Company. If any Option granted under this Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, the number of unpurchased shares shall again be available for the purposes of the Plan.

B. Changes. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a regular cash dividend), stock split, or other change in corporate structure affecting the Common Stock, such substitution or adjustment shall be made in the maximum aggregate number of shares that may be issued under this Plan, in the maximum aggregate number of shares with respect to which Options may be granted under this Plan to any individual during any calendar year, in the number and option price of shares subject to outstanding Options granted under this Plan, and in the number of shares subject to other outstanding awards granted under this Plan, as may be determined to be appropriate by the Board, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

SECTION 5. TERMS AND CONDITIONS OF OPTIONS.

A. Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

B. Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 8. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.

C. Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, subject to any adjustment required by the terms of any predecessor stock option plan requiring the award of Options pursuant to the Plan. The Exercise Price of a Nonstatutory Option shall not be less than 85% of the Fair Market Value of a Share on the date of grant, subject to any adjustment required by the terms of any predecessor stock option plan requiring the award of Options pursuant to the Plan. Subject to the preceding two sentences, the Exercise Price under any Option shall be determined by the Board of Directors at its sole discretion. The Exercise Price shall be payable in a form described in Section 6.

D. Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

E. Exercisability. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. In the case of an Optionee who is not an officer of the Company, an Outside Director or a Consultant, an Option shall become exercisable at least as rapidly as 20% per year over the five-year period commencing on the date of grant. Subject to the preceding sentence, the exercisability provisions of any Stock Option Agreement shall be determined by the Board of Directors at its sole discretion.

F. Accelerated Exercisability. Unless the applicable Stock Option Agreement provides otherwise, all of an Optionee’s Options shall become exercisable in full if (i) the Company is subject to a Change in Control before the Optionee’s Service terminates, (ii) such Options do not remain outstanding, (iii) such

Options are not assumed by the surviving corporation or its parent and (iv) the surviving corporation or its parent does not substitute options with substantially the same terms for such Options.

G. Basic Term. The Stock Option Agreement shall specify the term of the Option. The term shall not exceed 10 years from the date of grant. Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an Option is to expire.

H. Nontransferability. No Option shall be transferable by the Optionee other than by beneficiary designation, will or the laws of descent and distribution. An Option may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during the Optionee’s lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

I. Termination of Service (Except by Death). If the Optionee’s Service terminates for any reason other than death, then this Option shall expire on the earliest of the following occasions:

i. The expiration date determined pursuant to Subsection (a) above;

ii. The date three months after the termination of the Optionee’s Service for any reason other than Disability (or such later date as may be provided in the Certificate of Exchange); or

iii. The date six months after the termination of the Optionee’s Service by reason of Disability (or such later date as may be provided in the Certificate of Exchange).

The Optionee may exercise all or part of this Option at any time before its expiration under the preceding sentence but only to the extent that this option has become exercisable for vested shares before the Optionee’s Service terminated. When the Optionee’s Service terminates, this Option shall expire immediately with respect to the number of Shares for which this Option is not yet exercisable and with respect to any Restricted Shares. In the event that the Optionee dies after termination of Service but before the expiration of this Option, all or part of this Option may be exercised (prior to expiration) by the Executors or administrators of the Optionee’s estate or by any person who has acquired this option direction from the Optionee by beneficiary designation, bequest or inheritance but only to the extent that this option has become exercisable before the Optionee’s Service terminated.

J. Leaves of Absence. For purposes of Subsection (i) above, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of Service for this purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

K. Death of Optionee. If an Optionee dies while the Optionee is in Service, then the Optionee’s Options shall expire on the earlier of the following dates:

i. the expiration date determined pursuant to Subsection (g) above; or

ii. the date 12 months after the Optionee’s death.

All or part of the Optionee’s Options may be exercised at any time before the expiration of such Options under the preceding sentence by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s death or became exercisable as a result of the death. The balance of such Options shall lapse when the Optionee dies.

L. No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by the Optionee’s Option until such person becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms of such Option.

M. Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the Optionee’s obligations under such Option.

N. Restrictions on Transfer of Shares and Minimum Vesting. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board of Directors may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. In the case of an Optionee who is not an officer of the Company, an Outside Director or a Consultant:

i. any right to repurchase the Optionee’s Shares at the original Exercise Price upon termination of the Optionee’s Service shall lapse at least as rapidly as 20% per year over the five-year period commencing on the date of the Option grant;

ii. any such right may be exercised only for cash or for cancellation of indebtedness incurred in purchasing the Shares; and

iii. any such right may be exercised only within 90 days after the later of (A) the termination of the Optionee’s Service or (B) the date of the option exercise.

O. Accelerated Vesting. Unless the applicable Stock Option Agreement provides otherwise, any right to repurchase an Optionee’s Shares at the original Exercise Price upon termination of the Optionee’s Service shall lapse and all of such Shares shall become vested if (i) the Company is subject to a Change in Control before the Optionee’s Service terminates and (ii) the repurchase right is not assigned to the entity that employs the Optionee immediately after the Change in Control or to its parent or subsidiary.

SECTION 6. PAYMENT FOR SHARES.

A. General Rule. The entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash or cash equivalents at the time when such Shares are purchased, except as otherwise provided in this Section 6.

B. Surrender of Stock. To the extent that a Stock Option Agreement so provides, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Option is exercised. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

C. Services Rendered. At the discretion of the Board of Directors, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary prior to the award.

D. Promissory Note. To the extent that a Stock Option Agreement or Stock Purchase Agreement so provides, all or a portion of the Exercise Price or Purchase Price (as the case may be) of Shares issued under the Plan may be paid with a full-recourse promissory note. However, the par value of the Shares, if newly issued, shall be paid in cash or cash equivalents. The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Board of Directors (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note.

E. Exercise/Sale. To the extent that a Stock Option Agreement so provides, and if Stock is publicly traded, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

F. Exercise/Pledge. To the extent that a Stock Option Agreement so provides, and if Stock is publicly traded, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

SECTION 7. NO RETENTION RIGHTS.

Nothing in the Plan or in any right or Option granted under the Plan shall confer upon the Purchaser or Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Purchaser or Optionee) or of the Purchaser or Optionee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

SECTION 8. TERMINATION OR AMENDMENT.

A. Termination or Amendment of Plan. The Board may at any time amend, discontinue or terminate this Plan or any part hereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Section 10); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to awards granted prior to such amendment, discontinuance or termination may not be impaired without the consent of such Participant and, provided further, that the Company will seek the approval of the Company’s shareholders for any amendment if such approval is necessary to comply with the Code, Federal or state securities law or any other applicable rules or regulations.

B. Amendment of Awards. The Board may amend the terms of any award previously granted, prospectively or retroactively, but, subject to Section 4.B, no such amendment or other action by the Board shall impair the rights of any holder without the holder’s consent. Notwithstanding the foregoing, the Board shall not reduce the exercise price of Stock Option previously granted or substitute new Stock Options for previously granted Stock Options having higher option prices, without the prior approval of the Company’s shareholders.

SECTION 9. UNFUNDED PLAN.

A. Unfunded Status of Plan. This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

SECTION 10. GENERAL PROVISIONS.

A. Nonassignment. Except as otherwise provided in this Plan, awards made hereunder and the rights and privileges conferred thereby shall not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of such award, right or privilege contrary to the provisions hereof, or upon the levy of any attachment or similar process thereon, such award and the rights and privileges conferred hereby shall immediately terminate and the award shall immediately be forfeited to the Company.

B. Change of Control. In the event of a Change of Control, all outstanding Stock Options shall immediately become fully exercisable. Stock certificates representing the Common Stock covered by any outstanding Stock Option shall be issued and registered in the name of, and delivered to, the Participants as soon as practicable following exercise of such option and payment by the Participant of the option price and, if requested, delivery of the representation described in Section 10(D).

C. Rights as Shareholder. A Participant shall not be deemed to be the holder of Common Stock, or to have the rights of a holder of Common Stock, with respect to shares subject to an award unless and until stock certificates representing such shares of Common Stock have been issued and registered in the name of such Participant.

D. Limitations on Issuance or Transfer of Shares. No Common Stock shall be issued or transferred in connection with an award hereunder unless and until all legal requirements applicable to the issuance or transfer of such Common Stock have been complied with to the satisfaction of the Board. The Board shall have the right to condition any award of Common Stock made to any Participant on such Participant’s undertaking in writing to represent that he or she is acquiring such shares without a view to distribution thereof, and otherwise to comply with such restrictions on his or her subsequent disposition of such shares of Common Stock as the Board shall deem necessary or advisable. The stock certificates representing such shares may include any legend that the Board deems appropriate to reflect any restrictions on transfer.

All certificates representing shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or stock market on which the Common Stock is then listed or traded, any applicable Federal or state securities law, and any applicable corporate law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Transactions under the Plan are also intended to comply with all applicable conditions of the Nasdaq Stock Exchange or any other national securities exchange on which the securities of the Company are listed. To the extent any provision of the Plan or action by the Board or its delegate fails to so comply with any applicable terms or conditions of Rule 16b-3 or its successors under the 1934 Act, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board or its delegate.

E. Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

F. No Right to Employment. Neither this Plan nor the grant of any award hereunder shall give any Participant or other person any right with respect to continuance of employment by the Company or any subsidiary, nor shall there be a limitation in any way on the right of the Company or a subsidiary to terminate a Participant’s employment at any time. Neither this Plan nor the grant of any award hereunder shall give any Director any right to continue as a member of the Board or obligate the Company to nominate any Director for re-election by the Company’s shareholders.

G. Withholding of Taxes. The Company shall have the right to reduce the number of shares of Common Stock otherwise deliverable pursuant to this Plan by an amount that would have a Fair Market Value equal to the amount of all Federal, state and local taxes required to be withheld, based upon the tax rates then in effect, or to deduct the amount of such taxes from any cash payment to be made to a Participant, pursuant to this Plan or otherwise. In connection with such withholding, the Board may make such arrangements as are consistent with the Plan as it may deem appropriate.

H. Listing and Other Conditions.

i. If the Common Stock is listed on a national securities exchange or the Nasdaq Stock Market, the issuance of any shares of Common Stock pursuant to an award shall be conditioned upon such shares being listed on such exchange or stock market. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or to receive shares pursuant to any other award shall be suspended until such listing has been effected.

ii. If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an award is or may in the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock or awards, and the right to exercise any Option or to receive shares pursuant to any other award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or shall not result in the imposition of excise taxes.

iii. Upon termination of any period of suspension under this Section 10.H., any award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

I. Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

J. Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

K. Liability. No member of the Board nor any Employee of the Company shall be liable for any act or action hereunder, whether of omission or commission, by any other member of the Board or Employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself.

L. Other Benefits. No payment pursuant to an award under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the

Company nor affect any benefits under any other benefit plan now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation.

M. Costs. The Company shall bear all expenses incurred in administering this Plan, including expenses of issuing Common Stock pursuant to awards hereunder.

N. Severability. If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.

O. Successors. This Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

P. Headings. Section headings contained in this Plan are included for convenience only and are not to be used in construing or interpreting this Plan.

SECTION 11. TERM OF PLAN.

A. Effective Date. This Plan, as amended and restated, shall be effective as of such date upon its approval by the Board.

B. Termination. No award shall be granted pursuant to this Plan on or after the tenth anniversary of its approval by the Board, but awards granted prior to such tenth anniversary may extend beyond that date.

SECTION 12. DEFINITIONS.

A. “Board” or “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

B. “Change in Control” shall mean the occurrence of any one of the following:

i. The consummation of a merger or consolidation of C-COR.net with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who are not stockholders of C-COR.net immediately prior to such merger, consolidation or other reorganization; or

ii. The sale, transfer or other disposition of all of C-COR.net’s assets.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of C-COR.net’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held C-COR.net’s securities immediately before such transaction.

C. “Code” shall mean the Internal Revenue Code of 1986, as amended.

D. “Committee” shall mean a committee of the Board of Directors, as described in Section 2(A).

E. “Common Stock” or “Stock” shall mean the Common Stock, par value $.05 per share, of the Company.

F. “Company” shall mean C-COR.net Corp., a Pennsylvania corporation.

G. “Consultant” shall mean a person who performs bona fide services for the Company or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

H. “Director” shall mean a member of the Board.

I. “Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

J. “Employee” shall mean any individual who is a common-law employee of the Company or a Subsidiary.

K. “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Board of Directors in the applicable Stock Option Agreement.

L. “Fair Market Value” for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean the closing sale price of a share of Common Stock for the preceding business day and as of any date thereafter, the closing sale price of a share of Common Stock for that date as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or traded on any such exchange, the Nasdaq Stock Market (“Nasdaq”), or, if such sale price is not available, the average of the bid and asked prices per share reported on Nasdaq for such day, or, if such quotations are not available, the fair market value as determined by the Board, which determination shall be conclusive.

M. “ISO” or “Incentive Stock Option” shall mean any Stock Option awarded under this Plan intended to be and designated as an “Incentive Stock Option” or “ISO” within the meaning of Section 422 of the Code.

N. “Nonstatutory Option” or “Nonqualified Stock Option” shall mean any Stock Option awarded under this Plan that is not an Incentive Stock Option or ISO.

O. “Option” or “Stock Option” shall mean an option to purchase shares of Common Stock granted pursuant to Section 5.

P. “Optionee” shall mean an individual who holds an Option.

Q. “Outside Director” shall mean a member of the Board of Directors who is not an Employee.

R. “Plan” shall mean this 2004 Employee Limited Stock Option Plan.

S. “Primary Committee” shall mean a committee of two (2) or more non-employee Board members, as defined under Rule 16b-3 under the 1934 Act, who are also “outside directors”, as defined under section 162(m) of the Code and “independent directors” as defined under the rules of Nasdaq Stock Market or any other national securities exchange on which the securities of the Company are listed and who are appointed by the Board to oversee the administration of the Plan.

T. “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option).

U. “Purchaser” or “Participant” shall mean an individual to whom an award has been made pursuant to this Plan.

V. “Retirement” shall mean retirement from employment with the Company or one of its subsidiaries, provided that the employee at such time has been employed by the Company or a subsidiary of the Company for at least five years and is at least 55 years old.

W. “Secondary Committee” shall mean a committee of two (2) or more Board members appointed by the Board to administer the equity incentive programs hereunder, with respect to eligible persons.

X. “Service” shall mean service as an Employee or Outside Director.

Y. “Share” shall mean one share of Stock, as adjusted in accordance with Section 4 (if applicable).

Z. “Stock Option Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to the Optionee’s Option.

AA. “Stock Purchase Agreement” shall mean the agreement between the Company and a Purchaser who acquires Shares under the Plan which contains the terms, conditions and restrictions pertaining to the acquisition of such Shares.

BB. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

CC. “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.